Exhibit 99

[CDI Logo]

News Release

CDI Corp. Revises 2008 Third Quarter Guidance, Anticipates Lower Revenue and Profit Due to Gulf Coast Hurricanes, Foreign Currency Impact and Weakness in Employment Markets

Philadelphia (October 8, 2008) - CDI Corp. (NYSE:CDI) today announced that it expects third quarter revenue to be lower than previous guidance provided in its July 31, 2008 second quarter earnings release, due primarily to the effects of the recent Gulf Coast hurricanes, anticipated negative foreign currency impact due to the stronger U.S. dollar, and accelerated weakening in the North American and U.K. employment markets. Third quarter revenue is estimated to be 6% to 8% lower versus the prior-year quarter as a result of these items. This is versus prior guidance of flat-to-slightly-down revenue.

The company also anticipates that pre-tax operating profit from continuing operations will be lower than the expectation set forth in its second quarter earnings release due primarily to the impact of the aforementioned hurricanes and weakness in the North American and U.K. employment markets.

"Hurricanes Gustav and Ike caused an extended loss of power to key CDI-Process & Industrial and CDI-Government Services installations and client work sites in the Baton Rouge area, on the Gulf Coast between Louisiana and Galveston, TX, and in the greater Houston area," said Roger H. Ballou, President and CEO of CDI.  "Additionally, power outages due to Ike's impact in the Cincinnati area caused a 3-day shutdown of our large Cincinnati-based Aerospace engineering center.

"Most of our Gulf Coast facilities did not suffer significant damage, nor were there any reported injuries among CDI personnel.  However, power outages effectively shut down 6 facilities thereby preventing approximately 1,200 engineering professionals from being able to work for periods ranging from one day up to two weeks. We anticipate that a significant portion of the lost billable hours will be recovered in later quarters as interrupted work packages are completed and delivered to clients."

Total third quarter revenue shortfall - versus prior guidance from the storms - is preliminarily anticipated to be in the range of $4.0 million to $4.5 million and pre-tax operating profit impact is estimated to be approximately $2.0 million to $2.3 million.

The company also preliminarily anticipates foreign currency impact on revenue and expenses from non-U.S. operations. This could adversely affect revenue by $3.5 to $4.0 million during the quarter compared to the prior year quarter. Due to foreign exchange hedges on net exposure, however, the company anticipates minimal effect on pre-tax operating profit from these changes in foreign currency exchange rates.

Stock Repurchase Program & Foreign Tax Credits

The company reports that during the third quarter, it repurchased 880,672 shares of CDI common stock under the previously-announced stock repurchase program. The company has also received confirmation that its previously-disclosed applications for certain foreign research and development tax credits for the years 2005 and 2006 have been approved by the foreign tax authority and the company will recognize a reduction in income tax expense of approximately $2.3 million in the third quarter - somewhat offset by approximately $0.3 million in costs associated with the credit.

Business Outlook

"We remain cautious in our outlook for later quarters," said Ballou. "As evidenced in recent government job data, we have seen continued weakening in North American and U.K. employment trends. We anticipate that the permanent placement recruitment sectors identified in our second quarter investor conference call (i.e. property development and residential construction in the U.K., and consumer products and industrials in the U.S.) will continue to adversely affect CDI business performance as we go forward."

Company Information

Headquartered in Philadelphia, CDI Corp. (NYSE:CDI) is a leading provider of engineering and information technology outsourcing solutions and professional staffing.  Its operating units include CDI Engineering Solutions, CDI IT Solutions, CDI AndersElite Limited and Management Recruiters International, Inc.  Visit CDI at www.cdicorp.com.

Caution Concerning Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address expectations or projections about the future, including statements about our strategies for growth and future financial results (such as revenues, pre-tax profit and tax rates), are forward-looking statements. Some of the forward-looking statements can be identified by words like  "anticipates," "believes," "expects," "may," "will," "could," "should", intends," "plans," "estimates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: changes in general economic conditions and levels of capital spending by customers in the industries that we serve; deterioration of the financial and capital markets which may result in the postponement or cancellation of our customers' capital projects; competitive market pressures; our ability to maintain and grow our revenue base; the availability and cost of qualified labor; our level of success in attracting, training, and retaining qualified management personnel and other staff employees; changes in customers' attitudes towards outsourcing; credit risks associated with our customers; changes in tax laws and other government regulations; the possibility of incurring liability for our activities, including the activities of our temporary employees; our performance on customer contracts; adverse consequences arising out of the U.K. Office of Fair Trading investigation; and government policies or judicial decisions adverse to our businesses. More detailed information about some of these risks and uncertainties may be found in our filings with the SEC, particularly in the "Risk Factors" section of our Form 10-K's and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Form 10-K's and Form 10-Q's. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no obligation to update such statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Vincent Webb

Vice President, Corporate Communications and Marketing

215-636-1240

Vince.Webb@cdicorp.com

Mark Kerschner

Chief Financial Officer

215-636-1105

Mark.Kerschner@cdicorp.com